Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

MEREO BIOPHARMA GROUP PLC,

a public limited company incorporated under the laws of England and Wales;

MEREO US HOLDINGS INC.,

a Delaware corporation;

MEREO MERGERCO ONE INC.,

a Delaware corporation; and

ONCOMED PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of December 5, 2018

-i-

3.7	Regulatory Filings; Financial Statements	32
3.8	Absence of Changes	33
3.9	Absence of Undisclosed Liabilities	33
3.10	Title to Assets	33
3.11	Real Property; Leasehold	34
3.12	Intellectual Property	34
3.13	Agreements, Contracts and Commitments	36
3.14	Compliance; Permits; Restrictions	36
3.15	Legal Proceedings; Orders	38
3.16	Tax Matters	38
3.17	Employee and Labor Matters; Benefit Plans	40
3.18	Environmental Matters	42
3.19	Insurance	42
3.20	No Financial Advisors	42
3.21	Related Party Transactions	42
3.22	Valid Allotment and Issuance	42
3.23	No Other Representations or Warranties	43

Section 4. Certain Covenants of the Parties		43

4.1	Operation of Milan’s Business.	43
4.2	Operation of the Company’s Business.	44
4.3	Access and Investigation	46
4.4	No Solicitation	47
4.5	Notification of Certain Matters	48

Section 5. Additional Agreements of the Parties		49

5.1	Registration Statement; Proxy Statement	49
5.2	Company Stockholder Meeting	51
5.3	Milan Shareholder Meeting	52
5.4	Regulatory Approvals	54
5.5	Company Equity Awards	54
5.6	Employee Benefits	55
5.7	Employee Stock Purchase Plan	55
5.8	Indemnification of Officers and Directors	55
5.9	Additional Agreements	57
5.10	Disclosure	57
5.11	Listing	58
5.12	Legends	58
5.13	Directors	58
5.14	Net Cash and Management Accounts	58
5.15	Section 16 Matters	58
5.16	CVR and Deposit Agreements	59
5.17	Cooperation	59

Section 6. Conditions Precedent to Obligations of Each Party		59

6.1	Effectiveness of Registration Statement	59
6.2	No Restraints	59

-ii-

6.3	Equityholder Approval	59
6.4	Listing	59

Section 7. Additional Conditions Precedent to Obligations of Milan and Merger Sub		60

7.1	Accuracy of Representations	60
7.2	Performance of Covenants	60
7.3	Closing Certificate	60
7.4	FIRPTA Certificate	60
7.5	No Company Material Adverse Effect	60
7.6	Net Cash	61

Section 8. Additional Conditions Precedent to Obligations of the Company		61

8.1	Accuracy of Representations	61
8.2	Performance of Covenants	61
8.3	Documents	61
8.4	No Milan Material Adverse Effect	61

Section 9. Termination		62

9.1	Termination	62
9.2	Effect of Termination	64
9.3	Expenses; Termination Fees	64

Section 10. Miscellaneous Provisions		66

10.1	Non-Survival of Representations and Warranties	66
10.2	Amendment	66
10.3	Waiver	67
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	67
10.5	Applicable Law; Jurisdiction	67
10.6	Attorneys’ Fees	68
10.7	Assignability	68
10.8	Notices	68
10.9	Cooperation	69
10.10	Severability	69
10.11	Other Remedies; Specific Performance	69
10.12	No Third Party Beneficiaries	69
10.13	Construction	70

-iii-

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Contingent Value Rights Agreement
Exhibit C	Form of Company D&O Support Agreement
Exhibit D	Form of Milan D&O Support Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Sample Net Cash Calculation

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 5, 2018, by and among MEREO BIOPHARMA GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Milan”), MEREO US HOLDINGS INC., a Delaware corporation and wholly-owned subsidiary of Milan (“HoldCo”), MEREO MERGERCO ONE INC., a Delaware corporation and wholly-owned subsidiary of HoldCo (“Merger Sub”), and ONCOMED PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Milan and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of HoldCo, and indirect wholly-owned subsidiary of Milan.

B. The Milan Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Milan and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including (a) the allotment and issuance by Milan of Milan Ordinary Shares, to be held by or on behalf of the Depositary; (b) the issuance by the Depositary of American Depositary Shares, each representing five such Milan Ordinary Shares (each, a “Milan Depositary Share”); and (c) the grant of contingent value rights (each, a “Milan CVR”), each representing the right to receive contingent payments upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit B (the “CVR Agreement”), to the stockholders of the Company pursuant to the terms of this Agreement and (iii) should the approval of Milan’s shareholders be required by applicable Law, determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Milan vote to approve this Agreement and the Contemplated Transactions, including: (x) the allotment and issuance by Milan of Milan Ordinary Shares; (y) the issuance by the Depositary of Milan Depositary Shares; and (z) the grant of Milan CVRs to the stockholders of the Company pursuant to the terms of this Agreement.

C. The HoldCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of HoldCo and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of HoldCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. HoldCo, acting in its capacity as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the Contemplated Transactions.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Milan’s willingness to enter into this Agreement, the officers and directors of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Milan in substantially the form attached hereto as Exhibit C (the “Company D&O Support Agreements”), and the stockholders listed on Section A of the Company Disclosure Schedule are also executing support agreements in favor of Milan (the “Stockholder Support Agreements” and, together with the Company D&O Support Agreements, the “Company Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock (i) in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions, (ii) in favor of any resolutions directly or indirectly put by the Company to its shareholders to give effect to the Contemplated Transactions, including, but not limited to, the Required Company Stockholder Vote, and (iii) against any competing proposals.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers directors of Milan listed on Section A of the Milan Disclosure Schedule (solely in their capacity as shareholders of Milan) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Milan D&O Support Agreements”), and the shareholders listed on Section A of the Milan Disclosure Schedule are also executing support agreements in favor of Milan (the “Shareholder Support Agreements” and, together with the Milan D&O Support Agreements, the “Milan Shareholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their Milan Ordinary Shares (i) in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions, (ii) in favor of any resolutions directly or indirectly put by Milan to its shareholders to give effect to the Contemplated Transactions, including, but not limited to, the Required Milan Shareholder Vote, and (iii) against any competing proposals.

H. For the avoidance of doubt, nothing in this Agreement or in any Milan Shareholder Support Agreement or Company Stockholder Support Agreement shall operate, or be deemed to operate, to prevent any Person from accepting an offer to which the UK City Code applies or agreeing to accept any such offer.

AGREEMENT

The Parties, intending to be legally bound and in consideration of the mutual representations, warranties, covenants and agreements contained herein, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of HoldCo and indirect wholly-owned subsidiary of Milan.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Milan and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in the form attached hereto as Exhibit E (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Milan and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(c) the directors and officers of Milan, each to hold office in accordance with the articles of association of Milan, shall be as set forth in Section 5.13; and

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Milan as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Milan, HoldCo, Merger Sub, the Company or any equityholder of the Company or Milan:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(b), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted (and shall cease to exist) solely into the right to receive (A) Milan Depositary Shares, representing a number of Milan Ordinary Shares equal to the Exchange Ratio (the “Share Consideration”), and (B) one Milan CVR (together with the Share Consideration, the “Merger Consideration”); provided, however, that, notwithstanding anything to the contrary in this Agreement or the CVR Agreement, the number of Milan Ordinary Shares to be allotted and issued by Milan to the Depositary (and the corresponding number of Milan Depositary Shares to be issued by the Depositary) as Merger Consideration or pursuant to the CVR Agreement shall not, in the aggregate, exceed sixty-six point sixty-seven percent (66.67%) of the Milan Outstanding Shares (the “Share Consideration Cap”), and (i) if the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares to be issued at Closing would otherwise exceed the Share Consideration Cap, the Exchange Ratio shall be appropriately adjusted so that the Share Consideration Cap is not exceeded and (ii) if, at any time following the Closing, the aggregate number of Milan Depositary Shares to be issued pursuant to the CVR Agreement would require the allotment and issuance of an aggregate number of Milan Ordinary Shares (underlying such Milan Depositary Shares) that, together with the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares issued at Closing pursuant to this Agreement (collectively, the “Total Share Consideration”), would otherwise exceed the Share Consideration Cap, then the number of Milan Depositary Shares to be issued pursuant to the CVR Agreement shall be appropriately reduced so that the Total Share Consideration does not exceed the Share Consideration Cap. For the avoidance of doubt, the Share Consideration Cap shall have no effect on any contingent cash payment which is or becomes payable pursuant to the CVR Agreement.

(b) No fractional Milan Depositary Shares or Milan CVRs shall be issued in connection with the Merger, and no certificates or scrip for any such fractional Milan Depositary Shares or Milan CVRs shall be issued. Any fractional Milan Depositary Shares or Milan CVRs resulting from the application of the Exchange Ratio as described in Section 1.5(a)(ii) or the settlement of Company Options as described in Section 5.5(a) shall be rounded down to the nearest whole Milan Depositary Share or Milan CVR, as applicable, with no cash being paid for any fractional Milan Depositary Shares or Milan CVRs eliminated by such rounding.

(c) All Company Options and Company RSUs outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5.

(d) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Milan Ordinary Shares underlying the Milan Depositary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options, Company RSUs and Milan Depositary Shares with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Milan to take any action with respect to Company Capital Stock, Milan Ordinary Shares or Milan Depositary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7 Calculation of Net Cash.

(a) Not more than ten (10) nor less than five (5) calendar days prior to the anticipated date for Closing (as mutually agreed in good faith by Milan and the Company) (the “Anticipated Closing Date”), the Company will deliver to Milan a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of 8:00 p.m. (New York City Time) on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”), prepared and certified by the Company’s chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the Company). The Company shall promptly and fully make available to Milan, (i)(A) a copy of the accounting system detailed nominal ledger code balances as of the last practical date prior to the Delivery Date (which date shall be not earlier than (1) the last day of the calendar month ending immediately prior to the Delivery Date and (2) the date that is five (5) days prior to the Delivery Date), and (B) an extended trial balance detailing a reconciliation between the nominal ledger balances and the Net Cash Schedule, together with all work papers and back-up materials used or useful in preparing the Net Cash Schedule, including (1) third party certified copies of all cash, cash equivalents and investment balances, identified by the institution where such cash, cash equivalents and investment balances are held, (2) schedules of all accruals and prepayments, together with calculations and supporting documentary evidence therefor, (3) a detailed aged receivables report, (4) working papers and documentary evidence for each other nominal code included within the Net Cash Schedule, and (5) as reasonably requested by Milan, all other work papers and back-up materials used or useful in preparing the Net Cash Schedule, (ii) a detailed bridge (the “Net Cash Bridge”) reconciling, in daily increments, each of the elements of the Net Cash Calculation as of the Delivery Date with the Net Cash Calculation as of the Cash Determination Time, including a schedule describing in reasonable detail all material assumptions and other inputs underlying such bridge, and (iii) if requested by Milan, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after the Delivery Date (the last day of such period, the “Response Date”), Milan shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation.

(c) If, on or prior to the Response Date, Milan notifies the Company in writing that it has no objections to the Net Cash Calculation or, if prior to 8:00 p.m. (New York City Time) on the Response Date, Milan has failed to deliver a Dispute Notice as provided in Section 1.7(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time (the “Final Net Cash”) for purposes of this Agreement.

(d) If Milan delivers a Dispute Notice on or prior to 5:00 p.m. (New York City Time) on the Response Date, then Representatives of the Company and Milan shall promptly, and in no event later than one (1) calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement.

(e) If Representatives of the Company and Milan are unable to negotiate an agreed-upon determination of Final Net Cash pursuant to Section 1.7(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as the Company and Milan may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to Grant Thornton LLP or another independent auditor of recognized national standing mutually agreed upon by the Company and Milan (the “Accounting Firm”). The Company shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Net Cash Schedule, and the Company and Milan shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Milan and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Milan and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Milan, shall be final and binding on the Company and Milan and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.7(e). The fees and expenses of the Accounting Firm shall be allocated between the Company and Milan in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by the Company and any other fees, costs or expenses incurred by the Company following the Delivery Date in connection with the procedures set forth in this Section 1.7(e) shall be deducted from the final determination of the amount of Net Cash. If this Section 1.7(e) applies as to the determination of the Final Net Cash described in Section 1.7(a), upon resolution of the matter in accordance with this Section 1.7(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either the Company or Milan may request a redetermination of the Final Net Cash if the Closing Date is more than twenty (20) calendar days after the Anticipated Closing Date.

1.8 Surrender of Certificates.

(a) Within 45 days from the date hereof, Milan shall appoint Citibank, N.A. or one of its Affiliates or, if Citibank N.A. and its Affiliates shall refuse to act, one or more banks or trust companies or other independent financial institutions (each of which institution and appointment shall be subject to the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) to act as: (i) depositary under the Deposit Agreement (the “Depositary”) in connection with the issuance of Milan Depositary Shares, and (ii) exchange agent in the Merger (the “Exchange Agent”) pursuant to an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

(b) At the Effective Time, (i) Milan shall allot, issue and deposit with the Depositary (or its designee), for the benefit of the holders of shares of Company Common Stock, such number of Milan Ordinary Shares as is equal to the Milan Depositary Shares issuable pursuant to Section 1.5(a), inter alia, in exchange for shares of Company Capital Stock and (ii) the Depositary shall issue the Milan Depositary Shares comprising the Share Consideration. The Merger Consideration, and amounts paid and Milan Ordinary Shares issued pursuant to the CVR Agreement, are in consideration of the cancellation of Company Capital Stock pursuant to this Agreement and the issue of 999 further shares by HoldCo to Milan.

(c) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Milan may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Milan: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (i) the number of whole book-entry Milan Depositary Shares, and (ii) the number of Milan CVRs, in each case that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(c), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Milan may, in its discretion and as a condition precedent to the delivery of any Milan Depositary Shares or Milan CVRs, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Milan against any claim suffered by Milan related to the lost, stolen or destroyed Company Stock Certificate or any Milan Depositary Shares or Milan CVRs issued in exchange therefor as Milan may reasonably request.

(d) No dividends or other distributions declared or made with respect to Milan Depositary Shares, or Milan Ordinary Shares underlying such Milan Depositary Shares, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Milan Depositary Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(e) Any Milan Depositary Shares that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Milan or a person nominated in writing by Milan upon demand and may be cancelled, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Milan for satisfaction of their claims for Milan Depositary Shares and any dividends or distributions with respect to Milan Depositary Shares. If any Company Stock Certificate has not been surrendered prior to the fifth anniversary of the Effective Time, or immediately prior to such earlier date on which the Merger Consideration, or any dividends or distributions, as contemplated by Section 1.8(d), to which such Company Stock Certificate would otherwise entitle its holder would escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate shall, to the extent permitted by applicable Law, become the property of Milan, free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor.

(f) Each of the Exchange Agent, Milan and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Milan Depositary Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Milan prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Milan’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by the Company to Milan (the “Company Disclosure Schedule”), the Company represents and warrants to Milan and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company does not have, and has never had, any Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has delivered to Milan accurate and complete copies of the Company’s Organizational Documents. The Company is not in breach or violation of its Organizational Documents in any material respect.

2.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Milan, HoldCo and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company stockholder vote and entitled to vote thereon is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Company Stockholder Matters (the “Required Company Stockholder Vote”).

2.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 2.5(b) of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws or in connection with the performance of the Company’s obligations under Section 5.1(a), the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 145,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), of which 38,630,145 shares have been issued and are outstanding as of the Capitalization Date, and (ii) 5,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) Except for the Company’s 2004 Stock Incentive Plan, as amended, and the Company’s 2013 Equity Incentive Award Plan (collectively, the “Company Plans”) and the Company’s Employee Stock Purchase Plan (the “ESPP”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 145,000,000 shares of Company Common Stock for issuance under the Company Plans, of which (i) 38,630,145 shares have been issued and are currently outstanding and (ii) 9,341,368 shares remain available for future issuance. As of the date of this Agreement, (i) 5,249,102 shares of Company Common Stock are subject to outstanding Company Options at a weighted-average exercise price of $12.58 per share (of which Company Options to purchase an aggregate of 3,063,181 shares of Company Common Stock are exercisable) and (ii) 435,514 shares of Company Common Stock are subject to outstanding Company RSUs. Section 2.6(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all outstanding Company Options and Company RSUs, including with respect to each such award, as applicable, the holder, date of grant, exercise price, vesting schedule, expiration date, whether any such Company Option is an “incentive stock option” (as defined in the Code), and number of shares of Company Common Stock subject thereto. The Company has made available to Milan an accurate and complete copy of the Company Plan, the forms of all award agreements approved for use thereunder and any amendments thereto.

(d) Except for the outstanding Company Options and Company RSUs set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Common Stock, Company Options, Company RSUs and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2016 (the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Since January 1, 2016, other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company are true and complete in all material respects.

(c) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) The Company has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on Nasdaq. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e) Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(h) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications.

2.8 Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Milan pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law); (c) Liabilities for performance of obligations of the Company under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Milan (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12 Intellectual Property.

(a) The Company owns, or has the right to use, as currently being used by the Company, all Company IP Rights and, with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights, except for any failure to own or have the right to use or bring actions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 2.12(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c) Section 2.12(c) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or commercialization of, any of the Company’s products or services, (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (iii) any confidential information provided under confidentiality agreements).

(d) Section 2.12(d) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not bound by, and no Company IP Rights owned by the Company are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any such Company IP Rights anywhere in the world, in each case, in a manner that would limit the business of the Company as conducted or planned to be conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company exclusively owns all right, title, and interest to and in all Company IP Rights owned or purported to be owned by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by the Company (i) does not violate any license or agreement between the Company and any third party, and (ii) to the Knowledge of the Company, does not infringe, misappropriate or otherwise violate any valid Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company IP Rights or violating any license or agreement with the Company relating to any Company IP Rights.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there is no current or pending or threatened Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) (i) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights or (ii) alleging that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes, misappropriates or otherwise violates or will conflict with or infringe, misappropriate or otherwise violate the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all Company Registered IP is valid and enforceable.

(k) The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation to use, sell or license or enforce any Company IP Rights or portion thereof, except for any such grant or impairment that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by the Company on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s or such successor’s ability to terminate employees at will;

(iii) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $200,000 pursuant to its express terms and not cancelable without penalty;

(vi) each Company Contract relating to the disposition or acquisition of assets after the date of this Agreement valued in excess of $100,000;

(vii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $200,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any Intellectual Property to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(x) each Company Real Estate Lease;

(xi) each Company Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xii) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $200,000; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.

(b) The Company has delivered or made available to Milan accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) The Company is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”, and such required Governmental Authorizations, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Milan all information requested by Milan in the Company’s possession or control relating to the Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any): (x) serious adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority, in each case to the extent material.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2016, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated.

(f) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company or any of its officers, employees or agents.

2.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) The Company has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation or filing obligation by that jurisdiction.

(b) All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes or has engaged in any transaction outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than with respect to Taxes not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any of its predecessors) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) The Company is not a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.

(h) The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return. The Company has no material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(j) The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) As of the date of this Agreement, the Company has not made any dividends or other distributions to its shareholders.

2.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s employees is terminable by the Company at will (or, in respect of any jurisdiction outside the United States, otherwise in accordance with general principles of wrongful termination law). The Company has made available to Milan accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) No officer or Key Employee of the Company has stated that he or she intends to terminate his or her employment with the Company, nor, to the Knowledge of the Company, has any such officer or Key Employee threatened to do so.

(c) The Company is not a party to, bound by, obligated to bargain under, or currently negotiating in connection with entering into any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any Company Associates.

(d) Section 2.17(d) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any Company Associate (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any Company Affiliate, or under which the Company or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).

(e) With respect to Company Options and Company RSUs, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option and Company RSU was duly authorized no later than the date on which the grant of such Company Option or Company RSU was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option and Company RSU grant was made pursuant to and in accordance with the terms of the Company Plan and all other applicable Law and (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(f) With respect to each Company Employee Plan, the Company has made available to Milan a true and complete copy of, to the extent applicable, (i) such Company Employee Plan (or a description, if such plan is not written) and all amendments thereto and (ii) the most recent summary plan description for each Company Employee Plan, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company.

(g) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(h) Since January 1, 2016, each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(i) Neither the Company nor Company Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any Company Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any Company Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Company Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its Company Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or a Multiple Employer Plan. No Company Employee Plan is a Multiple Employer Welfare Arrangement. Neither the Company nor any of its Company Affiliates sponsors or maintains any self-funded welfare employee benefit plan.

(k) No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(l) Except as set forth on Section 2.17(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of Contemplated Transactions (either alone or together with any other event) will (i) entitle any Company Associate to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, or (iii) limit or restrict the right of the Company or any of its Affiliates or, after the Effective Time, Milan or any of its Affiliates, to merge, amend or terminate any Company Employee Plan.

(m) Neither the execution of this Agreement nor the consummation of Contemplated Transactions would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(n) No Company Options, Company RSUs or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).

(o) The Company is, and since January 1, 2016 has been, in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the date hereof, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(p) The Company is and, since January 1, 2016 has been, in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the Company Associates: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any Company Associate, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any Company trustee under any workers’ compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(q) Section 2.17(q) of the Company Disclosure Schedule lists all liabilities of the Company to any current Company Associate that result from the termination by the Company of such Company Associate’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any Company Associate leased from another employer, or (c) any Company Associate currently or formerly classified as exempt from overtime wages. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of the Company prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(s) The Company is not, and the Company has not been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(t) There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code, Section 409A of the Code or otherwise.

2.18 Environmental Matters. Since January 1, 2016, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received since January 1, 2016, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

2.19 Insurance. The Company has delivered to Milan accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Except as set forth on Section 2.19 of the Company Disclosure Schedule, since January 1, 2016, the Company has not made any claim under any such insurance policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20 No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed in 2018 with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.21 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

2.22 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Milan nor any other person on behalf of Milan makes any express or implied representation or warranty with respect to Milan or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Milan set forth in Section 3 (in each case as qualified and limited by the Milan Disclosure Schedule)) none of the Company or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF MILAN AND MERGER SUB

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by Milan to the Company (the “Milan Disclosure Schedule”), Milan and Merger Sub represent and warrant on a joint and several basis to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Milan and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of their respective incorporation, neither HoldCo nor Merger Sub have engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) To the extent such concept or a similar concept exists in the relevant jurisdiction, each of Milan and its Subsidiaries are licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Milan Material Adverse Effect.

(c) Milan has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule; and neither Milan nor any of the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Milan Disclosure Schedule. Milan is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Milan nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Milan nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Milan has delivered to the Company accurate and complete copies of the Organizational Documents of Milan and each of its Subsidiaries. Neither Milan nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Milan and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Milan Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Milan and its shareholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including (i) the allotment and issuance by Milan of Milan Ordinary Shares, to be held by or on behalf of the Depositary in accordance with the terms of the Deposit Agreement; (ii) the issuance by the Depositary of Milan Depositary Shares representing such Milan Depositary Shares; and (iii) the grant of Milan CVRs, each representing the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of the CVR Agreement, to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The HoldCo Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of HoldCo and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of HoldCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. HoldCo, acting in its capacity as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Milan, HoldCo and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Milan, HoldCo and Merger Sub, enforceable against each of Milan, HoldCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Milan Shareholder Support Agreements, the Milan Board approved the Milan Shareholder Support Agreements and the transactions contemplated thereby.

3.4 Shareholder Vote. The affirmative vote of the holders of at least 75% or a majority, as applicable, of the Milan Ordinary Shares entitled to vote and voting thereon is the only vote of the holders of any class or series of Milan’s share capital that would be necessary to approve the Milan Shareholder Matters (the “Required Milan Shareholder Vote”).

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Milan Shareholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Milan, HoldCo or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Milan, HoldCo or Merger Sub;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Milan or its Subsidiaries or any of the assets owned or used by Milan or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Milan or its Subsidiaries or that otherwise relates to the business of Milan or its Subsidiaries, or any of the assets owned, leased or used by Milan or its Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Milan Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Milan Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Milan Material Contract; (C) accelerate the maturity or performance of any Milan Material Contract; or (D) cancel, terminate or modify any term of any Milan Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Milan or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Milan Disclosure Schedule under any Milan Contract, (ii) the Required Milan Shareholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which Milan is qualified as a foreign corporation to transact business, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations, announcements and filings as may be required under applicable securities laws and regulations (including the AIM Rules and the requirements of the London Stock Exchange) or in connection with the performance of the Company’s obligations under Section 5.1(a) and (v) the admission of the Milan Ordinary Shares underlying the Milan Depositary Shares to trading on AIM, Milan was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

(c) The Milan Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Milan Shareholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Milan Shareholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The issued share capital of Milan consists of 71,240,272 Milan Ordinary Shares, par value £0.003 per share, as of November 30, 2018 (the “Capitalization Date”). The Milan Board is generally and unconditionally authorized to allot an additional 65,166,690 Milan Ordinary Shares as of the Capitalization Date. Milan does not hold any shares of its share capital in its treasury.

(b) All of the outstanding Milan Ordinary Shares have been duly authorized and validly issued, and are fully paid and are free of any Encumbrances. None of the outstanding Milan Ordinary Shares are entitled or subject to any right of participation, right of maintenance or any similar right other than pre-emption rights in respect of issues of such shares for cash. None of the outstanding Milan Ordinary Shares are subject to any right of first refusal in favor of Milan. Except as contemplated herein, there is no Milan Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Milan Ordinary Shares. Milan is not under any obligation, nor is Milan bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Milan Ordinary Shares or other securities. Section 3.6(b) of the Milan Disclosure Schedule accurately and completely lists all repurchase rights held by Milan with respect to Milan Ordinary Shares (including shares issued pursuant to the exercise of share options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth on Section 3.6(b) of the Milan Disclosure Schedule, Milan does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Milan has granted options over 13,576,144 Milan Ordinary Shares, of which options over 12,179,131 Milan Ordinary Shares remain outstanding.

(d) Except for the outstanding Milan Options set forth on Section 3.6(c) of the Milan Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of Milan or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of Milan or any of its Subsidiaries; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Milan or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any share capital or other securities of Milan or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Milan or any of its Subsidiaries.

(e) All outstanding Milan Ordinary Shares, Milan Options, Milan RSUs and other securities of Milan have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.7 Regulatory Filings; Financial Statements.

(a) Milan has filed or furnished, as applicable, on a timely basis all forms, statements, announcements, reports and documents required to be filed or furnished by it with the AIM team of the London Stock Exchange and any Regulatory Information Service (“RIS”) under applicable Law since June 9, 2016 (the “Milan Regulatory Documents”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Milan Regulatory Documents complied in all respects with the applicable requirements of the AIM Rules, the UK Companies Act 2006, the EU Market Abuse Regulation (Regulation EU No. 596/2014) (“MAR”) and the UK Disclosure, Guidance and Transparency Rules and, to Milan’s Knowledge, as of the time they were filed, none of the Milan Regulatory Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to AIM, a RIS or otherwise in accordance with the AIM Rules.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Milan Regulatory Documents: (i) have been prepared in accordance with IFRS, applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (ii) give a true and fair view, in all material respects, of the financial position of Milan as of the respective dates thereof and the results of operations and cash flows of Milan for the periods covered thereby. Since June 9, 2016, other than as expressly disclosed in the Milan Regulatory Documents filed prior to the date hereof, there has been no material change in Milan’s accounting methods or principles that would be required to be disclosed in Milan’s financial statements in accordance with IFRS. The statutory books and books of account required by applicable Law to be maintained by Milan and each of its Subsidiaries are true and complete in all material respects.

(c) Milan’s auditor has at all times since June 9, 2016 been an independent auditor with respect to Milan within the meaning of the guidelines on independence issued by the Institute of Chartered Accountants in England and Wales.

(d) Since June 9, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Milan, the Milan Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required or permitted by applicable Law or IFRS.

(e) Milan is in compliance with the AIM Rules.

(f) Milan maintains a system of internal control over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance (i) that Milan maintains records that in reasonable detail accurately and fairly reflect Milan’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Milan Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Milan’s assets that could have a material effect on Milan’s financial statements. Milan has disclosed to Milan’s auditors and the Audit Committee of the Milan Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Milan’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Milan’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Milan Regulatory Documents filed prior to the date hereof, Milan has not identified any material weaknesses in the design or operation of Milan’s internal control over financial reporting.

(g) Milan maintains processes reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Milan in the Milan Regulatory Documents is recorded, processed, summarized and reported within the time periods specified in the AIM Rules, UK Companies Act 2006, MAR or UK Disclosure, Guidance and Transparency Rules, as applicable, and that all such information is accumulated and communicated to Milan’s management as appropriate to allow timely decisions regarding required disclosure.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Milan Disclosure Schedule, between June 30, 2018 and the date of this Agreement, Milan has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Milan Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 4.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Milan nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for: (a) Liabilities disclosed, reflected or reserved against in the Milan Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Milan or its Subsidiaries since the date of the Milan Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law); (c) Liabilities for performance of obligations of Milan or any of its Subsidiaries under Milan Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 3.9 of the Milan Disclosure Schedule.

3.10 Title to Assets. Each of Milan and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Milan Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Milan or any of its Subsidiaries as being owned by Milan or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Milan or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Milan nor any of its Subsidiaries owns or has ever owned any real property. Milan has made available to the Company (a) an accurate and complete list of all real properties with respect to which Milan directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Milan or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Milan Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Milan, directly or through any of its Subsidiaries, owns, or has the right to use, as currently being used by Milan or its Subsidiaries, all Milan IP Rights, and with respect to Milan IP Rights that are owned by Milan or its Subsidiaries, has the right to bring actions for the infringement of such Milan IP Rights, except for any failure to own or have the right to use or bring actions that would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect.

(b) Section 3.12(b) of the Milan Disclosure Schedule is an accurate, true and complete listing of all Milan Registered IP.

(c) Section 3.12(c) of the Milan Disclosure Schedule accurately identifies all material Milan Contracts pursuant to which Milan IP Rights are licensed to Milan or any of its Subsidiaries (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or commercialization of, any of Milan’s or any of its Subsidiaries’ products or services, (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (iii) any confidential information provided under confidentiality agreements).

(d) Section 3.12(d) of the Milan Disclosure Schedule accurately identifies each material Milan Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Milan IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Milan IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Milan’s or any of its Subsidiaries’ benefit).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, neither Milan nor any of its Subsidiaries is bound by, and no Milan IP Rights owned by Milan or any of its Subsidiaries are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Milan or any of its Subsidiaries to use, exploit, assert, or enforce any such Milan IP Rights anywhere in the world, in each case, in a manner that would limit the business of Milan as conducted or planned to be conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, Milan or one of its Subsidiaries exclusively owns all right, title, and interest to and in all Milan IP Rights owned or purported to be owned by Milan or any of its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, Milan and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Milan or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by Milan or any of its Subsidiaries (i) does not violate any license or agreement between Milan or its Subsidiaries and any third party, and (ii) to the Knowledge of Milan, does not infringe, misappropriate or otherwise violate any valid Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, no third party is infringing upon, misappropriating or otherwise violating any Milan IP Rights or violating any license or agreement with Milan or its Subsidiaries relating to any Milan IP Rights.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, there is no current or pending or threatened Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) (i) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Milan IP Rights or (ii) alleging that any Milan IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes, misappropriates or otherwise violates or will conflict with or infringe, misappropriate or otherwise violate the rights of any other Person or that Milan or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, none of the Milan IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Milan to exploit any Milan IP Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Milan Material Adverse Effect, to the Knowledge of Milan, all Milan Registered IP is valid and enforceable.

(k) Neither Milan nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Milan IP Rights, result in breach of, default under or termination of such Contract with respect to any Milan IP Rights, or impair the right of Milan or its Subsidiaries to use, sell or license or enforce any Milan IP Rights or portion thereof, except for any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Milan Material Adverse Effect.

3.13 Agreements, Contracts and Commitments. Section 3.13 of the Milan Disclosure Schedule identifies each Milan Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Milan or its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, which, pursuant to the express terms thereof, requires annual obligations of payment by, or annual payments to, Milan in excess of $500,000, (c) a Milan Real Estate Lease, (d) a Milan Contract requiring payment by or to Milan or its Subsidiaries after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (i) any distribution agreement (identifying any that contain exclusivity provisions), (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Milan or its Subsidiaries, (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Milan or its Subsidiaries has continuing obligations to develop or market any product, technology or service, in each case, except for Milan Contracts entered into in the Ordinary Course of Business, or (e) a Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(d) of the Milan Disclosure Schedule. Milan has delivered or made available to the Company accurate and complete copies of all Contracts to which Milan is a party or by which it is bound of the type described in clauses (a)–(e) of the immediately preceding sentence (any such Contract, a “Milan Material Contract”), including all amendments thereto. There are no Milan Material Contracts that are not in written form. Neither Milan nor any of its Subsidiaries has, nor to Milan’s Knowledge as of the date of this Agreement, has any other party to a Milan Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Milan Material Contract in such manner as would permit any other party to cancel or terminate any such Milan Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Milan Material Adverse Effect. As to Milan and its Subsidiaries, as of the date of this Agreement, each Milan Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Milan Material Contract to change, any material amount paid or payable to Milan under any Milan Material Contract or any other material term or provision of any Milan Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Milan and each of its Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of Milan, threatened against Milan or any of its Subsidiaries. There is no agreement or Order binding upon Milan or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Milan or any of its Subsidiaries, any acquisition of material property by Milan or any of its Subsidiaries or the conduct of business by Milan or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Milan’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Milan and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Milan and its Subsidiaries as currently conducted (collectively, the “Milan Permits”). Section 3.14(b) of the Milan Disclosure Schedule identifies each Milan Permit. Each of Milan and its Subsidiaries is in material compliance with the terms of the Milan Permits. No Legal Proceeding is pending or, to the Knowledge of Milan, threatened, which seeks to revoke, limit, suspend, or materially modify any Milan Permit. The rights and benefits of each Milan Permit will be available to Milan and Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by Milan and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Milan, threatened with respect to an alleged material violation by Milan of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d) Milan and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Milan or such Subsidiary as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Milan Product Candidates”, and such required Governmental Authorizations, the “Milan Regulatory Permits”) and no such Milan Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Milan and each of its Subsidiaries are in compliance in all material respects with the Milan Regulatory Permits and neither Milan nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Milan Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Milan Regulatory Permit. Except for the information and files identified in Section 3.14(d) of the Milan Disclosure Schedule, Milan has made available to the Company all information requested by the Company in Milan’s or its Subsidiaries’ possession or control relating to the Milan Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Milan Product Candidates, including complete copies of the following (to the extent there are any): (x) serious adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority, in each case to the extent material.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Milan or its Subsidiaries or in which Milan or its Subsidiaries or their respective current products or product candidates, including the Milan Product Candidates, have participated have been, since the date of Milan’s acquisition of such product or product candidate and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 3.14(e) of the Milan Disclosure Schedule, since January 1, 2016, neither Milan nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Milan, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Milan or any of its Subsidiaries or in which Milan or any of its Subsidiaries or their respective current products or product candidates, including the Milan Product Candidates, have participated since the date of Milan’s acquisition of such product or product candidate.

(f) Neither Milan nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Milan, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Milan, neither Milan nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Milan, any of its Subsidiaries, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Milan, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Milan or any of its Subsidiaries or any of their respective officers, employees or agents.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.15 of the Milan Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Milan, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Milan or any of its Subsidiaries, any Milan Associate (in his or her capacity as such) or any of the material assets owned or used by Milan or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Milan or any of its Subsidiaries, or any of the material assets owned or used by Milan or any of its Subsidiaries is subject. To the Knowledge of Milan, no officer or other Key Employee of Milan or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Milan or any of its Subsidiaries or to any material assets owned or used by Milan or any of its Subsidiaries.

3.16 Tax Matters.

(a) Milan and each of its Subsidiaries have timely filed with the appropriate Governmental Authority all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Tax Authority in a jurisdiction where Milan or any of its Subsidiaries does not file Tax Returns that Milan or such Subsidiary is subject to taxation or filing obligation by that jurisdiction.

(b) All material Taxes due and owing by Milan or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Milan Unaudited Interim Balance Sheet, neither Milan nor any of its Subsidiaries has incurred any material Liability for Taxes or has engaged in any transaction outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Milan and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than with respect to Taxes not yet due and payable) upon any of the assets of Milan or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to Milan or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Milan or any of its Subsidiaries. Neither Milan nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Milan nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.

(g) Neither Milan nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Milan). Neither Milan nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Milan and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h) Neither Milan nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

(i) Neither Milan nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.17 Employee and Labor Matters; Benefit Plans.

(a) Milan has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Milan Associates to the extent currently effective and material.

(b) Neither Milan nor any of its Subsidiaries is party to, bound by, or obligated to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Milan, purporting to represent or seeking to represent any employees of Milan or its Subsidiaries.

(c) Section 3.17(c) of the Milan Disclosure Schedule lists all material employee benefit plans and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Milan or its Subsidiaries (or any trade or business (whether or not incorporated) which is a Milan Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Milan, any of its Subsidiaries or any Milan Affiliate, or under which Milan or any of its Subsidiaries or any Milan Affiliate has incurred or may incur any liability (each, a “Milan Employee Plan”).

(d) With respect to each Milan Employee Plan, Milan has made available to the Company a true and complete copy of, to the extent applicable, (i) such Milan Employee Plan, and (ii) the most recent summary plan description for each Milan Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of Milan.

(e) Since January 1, 2016, each Milan Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law.

(f) No Milan Employee Plan is a Multiemployer Plan, and neither Milan nor any Milan Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(g) No Milan Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than continuation coverage through the end of the month in which such termination or retirement occurs.

(h) With respect to Milan Options granted pursuant to the Milan Share Plans, each Milan Option grant was made in accordance with the terms of the Milan Share Plan pursuant to which it was granted and, to the Knowledge of Milan, all other applicable Law and regulatory rules or requirements.

(i) Milan and each of its Subsidiaries is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the date hereof.

(j) Milan and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees of Milan and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material actions, suits, claims or administrative matters pending or, to the Knowledge of Milan, threatened against Milan or any of its Subsidiaries relating to any employee, employment agreement or Milan Employee Plan (other than routine claims for benefits). To the Knowledge of Milan, there are no pending or threatened claims or actions against Milan, any of its Subsidiaries, any Milan trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Milan nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices. Neither Milan nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(k) There is no pending or, to the Knowledge of Milan, threatened strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Milan or any of its Subsidiaries.

(l) There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Milan, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Milan Associate, including charges of unfair labor practices or discrimination complaints.

3.18 Environmental Matters. Since January 1, 2016, Milan and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by Milan of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Milan Material Adverse Effect. Neither Milan nor any of its Subsidiaries has received since January 1, 2016, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Milan or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of Milan, there are no circumstances that may prevent or interfere with Milan’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Milan Material Adverse Effect. To the Knowledge of Milan: (i) no current or prior owner of any property leased or controlled by Milan or any of its Subsidiaries has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by Milan or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Milan or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Milan nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19 Insurance. Milan has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Milan and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Milan and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Except as set forth in Section 3.19 of the Milan Disclosure Schedule, since January 1, 2016, neither Milan nor any of its Subsidiaries has made any claim under any such insurance policy. Other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither Milan nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Milan and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Milan or any of its Subsidiaries for which Milan or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Milan or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Milan Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Milan or any of its Subsidiaries.

3.21 Related Party Transactions. Except as set forth in the Milan Regulatory Documents made publicly available prior to the date of this Agreement, since June 30, 2018, no transaction has been entered into between Milan and any related party (as such term is defined under the AIM Rules) that would be required to be disclosed under the AIM Rules.

3.22 Valid Allotment and Issuance. The Milan Ordinary Shares underlying the Milan Depositary Shares to be allotted and issued at Closing will, when allotted and issued in accordance with the provisions of this Agreement, be validly allotted and issued and credited as fully paid up.

3.23 No Other Representations or Warranties. Milan hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Milan, any of its Subsidiaries or shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Milan, its Subsidiaries or any of their respective Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

SECTION 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Milan’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Milan shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Milan Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Milan Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Milan shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except for Milan Ordinary Shares from terminated employees, directors or consultants of Milan or in connection with the vesting or exercise of any outstanding Milan Option to cover the applicable exercise price or Taxes);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any share capital or other security (except for Milan Ordinary Shares issued upon the valid exercise of outstanding Milan Options); (B) any option, warrant or right to acquire any share capital or any other security; or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment other than in the Ordinary Course of Business;

(vi) enter into any material transaction outside the Ordinary Course of Business;

(vii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have an effect of increasing the Tax liability of the Company, take or omit to take any action outside the Ordinary Course of Business;

(ix) enter into, enter into any material amendment to or terminate any Milan Material Contract; or

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Milan prior to the Effective Time. Prior to the Effective Time, Milan shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Milan shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall (i) conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts and (ii) undertake the actions set forth on Section 4.2(a) of the Company Disclosure Schedule.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law (including pursuant to any regulations promulgated by any Drug Regulatory Agency) or (iv) with the prior written consent of Milan (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the vesting or exercise of any outstanding Company Option to cover the applicable exercise price or Taxes);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $200,000;

(vi) except as required by a Company Employee Plan as in effect on the date hereof, (A) adopt, establish or enter into any Company Employee Plan, collective bargaining agreement or other Contract with a labor organization representing any Company Associates; (B) cause or permit any Company Employee Plan to be amended or terminated; (C) increase the compensation or benefits provided to any Company Associate; (D) grant any severance, retention or termination pay to, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, or pay any bonus, incentive or similar payment to, any Company Associate; (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Associate; or (F) hire any Company Associate;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of, abandon or permit to lapse, fail to take any action to maintain, enforce or protect, or create any Encumbrance (other than Permitted Encumbrances) on, any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have an effect of increasing the Tax liability of the Company, take or omit to take any action outside the Ordinary Course of Business;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company; or

(xiii) agree, resolve or commit to do any of the foregoing.

(c) Without limiting the generality of the foregoing, except (i) as required by applicable Law or (ii) with the prior written consent of Milan (which consent may be withheld in Milan’s sole discretion), from the Delivery Date to the Effective Time, the Company shall not take or omit to take any action resulting in, or reasonably likely to result in, the Company’s actual Net Cash balance deviating by more than $100,000 from the projections detailed in the Net Cash Calculation as of the Effective Time.

Nothing contained in this Agreement shall give Milan, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, and any requirements of applicable Law, during the Pre-Closing Period, upon reasonable notice, Milan, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the relevant Party) and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Milan or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 4.3, no access or examination contemplated by this Section 4.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.4 No Solicitation.

(a) Each of Milan and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the approval of this Agreement by a Party’s equityholders (i.e., the Required Company Stockholder Vote, in the case of the Company, or the Required Milan Shareholder Vote, in the case of Milan), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4 in any material respect, (B) the board of directors of such Party concludes in good faith having consulted with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the duties or obligations of the board of directors of such Party under applicable Law; and (C) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement. Nothing in this Section 4.4 shall require Milan to take any action, or prevent Milan from taking any action, with respect to which the UK Takeover Panel determines, or which Milan reasonably determines, having consulted with its outside legal counsel, that the taking of such action, or the failure to take such action, as applicable, is inconsistent with or in breach of Milan’s obligations under the UK City Code. Nothing in this Section 4.4 shall require the Company to take any action, or prevent the Company from taking any action, if the Company reasonably determines, having consulted with its outside legal counsel, that the taking of such action, or the failure to take such action, as applicable, is inconsistent with or in breach of the Company’s obligations under the DGCL.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall, subject to any regulatory obligations of such Party under applicable Law, promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of the receipt of an Acquisition Proposal or Acquisition Inquiry.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

4.5 Notification of Certain Matters. During the Pre-Closing Period and subject to any regulatory obligations of such Party under applicable Law, each of the Company, on the one hand, and Milan, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Milan Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Milan in this Agreement or (y) determining whether any condition set forth in Section 6, 7 or 8 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 4.5 shall not be deemed to be a breach for purposes of Section 7.2 or 8.2, as applicable, unless such failure to provide such notice was knowing and intentional.

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, Milan and the Company shall jointly prepare a draft of the registration statement on Form F-4 (together with any amendments thereof or supplements thereto, the “Form F-4”) and a proxy statement relating to the Company Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) included therein (such Proxy Statement and the Form F-4, and any amendments or supplements thereto, collectively, the “Registration Statement”). Once such draft is in a form reasonably acceptable to all Parties, (i) the Company shall file with the SEC (as part of the Registration Statement) the Proxy Statement relating to the Company Stockholder Meeting to be held in connection with the Merger, (ii) Milan, in cooperation with the Company, shall file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus in connection with the registration under the Securities Act of Milan Depositary Shares (and the Milan Ordinary Shares underlying such Milan Depositary Shares) to be issued by virtue of the Merger, (iii) to the extent necessary, Milan shall cause the Depositary to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or pre-effective or post-effective amendment thereto, as applicable, on Form F-6 (the “Form F-6”) with respect to the registration under the Securities Act of the Milan Depositary Shares to be issued by virtue of the Merger and the change in Milan’s SEC reporting status, and (iv) Milan, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form 8-A relating to the registration under the Exchange Act of Milan Depositary Shares to be issued by virtue of the Merger. Each of Milan and the Company shall use their commercially reasonable efforts to (A) cause the Registration Statement to become effective as promptly as practicable, (B) promptly notify the other of, cooperate with each other with respect to, and respond promptly to, any comments of the SEC or its staff, and (C) take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of Milan Depositary Shares pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Milan shall prepare any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law as promptly as practicable after the requirement to prepare such document is notified by Milan to the Company, such notification to be made promptly after the receipt of legal advice by Milan that the preparation of such document is required under applicable foreign Law. Notwithstanding anything herein to the contrary, nothing herein shall require Milan to register the Milan CVRs with the SEC or obtain the listing of the Milan CVRs on any national securities exchange or market.

(b) Milan covenants and agrees that the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith) and any information supplied by or on behalf of Milan or its Subsidiaries for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Milan for inclusion in the Registration Statement (including the Company SEC Documents) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Milan, or any of their respective Affiliates, should be discovered by the Company or Milan which should be set forth in an amendment or supplement to the Form F-4 or the Proxy Statement, so that the relevant document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, Milan makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives for inclusion therein.

(c) The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Milan, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Company’s stockholders.

(d) The Company and Milan shall reasonably cooperate with each other and provide, and cause each of their respective Representatives to provide, to the other Party and its Representatives, such true, correct and complete information regarding the Company or Milan, as the case may be, that is reasonably requested by the other Party, or as may be required by Law or appropriate for inclusion in (i) the Registration Statement, (ii) the Form F-6, or (iii) any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law. Without limiting the foregoing, each of Milan and the Company will use commercially reasonable efforts to supply, and cause such Party’s independent accounting firm to supply, to the other Party, as soon as reasonably practicable after the date of this Agreement and from time to time thereafter, all information and schedules reasonably requested by the other Party to prepare consolidated pro forma financial information as required in connection with the Registration Statement or any prospectus, admission or listing document or other similar document with respect to the Contemplated Transactions required to be filed or published by or on behalf of Milan under applicable foreign Law.

5.2 Company Stockholder Meeting.

(a) The Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions (collectively, the “Company Stockholder Matters” and such meeting, the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholder Meeting, or a date preceding the date on which the Company Stockholder Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Company Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Company Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) The Company agrees that, subject to Section 5.2(c) and Section 5.2(e): (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Milan, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Milan or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), and subject to compliance with Section 4.4 and Section 5.2, if at any time prior to the approval of the Company Stockholder Matters by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Milan (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Milan in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after Milan shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, having consulted with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Milan receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer; (y) during any Notice Period, Milan shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and request its Representatives to, negotiate with Milan in good faith (to the extent Milan desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Milan with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) The Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

(e) Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from complying with duties owed under applicable Law.

5.3 Milan Shareholder Meeting.

(a) Milan shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Milan Ordinary Shares to consider and vote to approve this Agreement and the Contemplated Transactions and any matters considered by the Milan Board to be necessary in connection therewith or otherwise required by applicable Law, the Depositary or otherwise required in connection with the issuance or trading of the Milan Depositary Shares, including (i) the issuance of the Milan Depositary Shares and the allotment and issuance of the Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger, and (ii) the grant of the Milan CVRs to the stockholders of the Company pursuant to the terms of this Agreement (collectively, the “Milan Shareholder Matters” and such meeting, the “Milan Shareholder Meeting”). The Milan Shareholder Meeting, if so required, shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Milan shall take reasonable measures to ensure compliance with applicable Law in connection with the convening and holding of the Milan Shareholder Meeting. Notwithstanding anything to the contrary contained herein, if on the date of the Milan Shareholder Meeting, or a date preceding the date on which the Milan Shareholder Meeting is scheduled, Milan reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Milan Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Milan Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Milan Shareholder Meeting, Milan shall promptly inform the Company and may postpone or adjourn, or make one or more successive postponements or adjournments of, the Milan Shareholder Meeting as long as the date of the Milan Shareholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) Milan agrees that, if a Milan Shareholder Meeting is required pursuant to Section 5.3(a), and subject to Section 5.3(e): (i) the Milan Board shall recommend that the holders of Milan Ordinary Shares vote to approve the Milan Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Milan Board recommends that Milan’s shareholders vote to approve the Milan Shareholder Matters (the recommendation of the Milan Board being referred to as the “Milan Board Recommendation”); and (iii) the Milan Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Milan Board shall not publicly propose to withhold, amend, withdraw or modify the Milan Board Recommendation) in a manner adverse to the Company, and no resolution by the Milan Board or any committee thereof to withdraw or modify the Milan Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Milan Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, at any time prior to the approval of the Milan Shareholder Matters by the Required Milan Shareholder Vote, Milan receives a bona fide written Superior Offer, the Milan Board may make a Milan Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, the Milan Board determines in good faith, having consulted with its outside legal counsel, that the failure to make a Milan Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that (x) the Company receives written notice from Milan confirming that the Milan Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Milan Board Adverse Recommendation Change; (y) during any Notice Period, the Company shall be entitled to deliver to Milan one or more counterproposals to such Acquisition Proposal and Milan will, and will request its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Milan’s shareholders would receive as a result of such potential Superior Offer), Milan shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the Milan Board shall not make a Milan Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Milan’s obligation to call, give notice of and hold the Milan Shareholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Milan Board Adverse Recommendation Change.

(e) Nothing contained in this Section 5.3 shall prohibit Milan or the Milan Board from complying with duties owed under applicable Law.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if applicable, any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Milan shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.5 Company Equity Awards.

(a) At or immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested, shall be canceled and converted into the right to receive, subject to Section 1.5(b), (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; provided that such excess will be determined by subtracting from the Share Consideration a number of Milan Ordinary Shares equal to the quotient of the aggregate exercise price applicable to the Company Option divided by the Milan Dollar VWAP. For the avoidance of doubt, each Company Option that has a per-share exercise price that is higher than the Merger Consideration (each, an “Underwater Option”) shall be canceled at the Effective Time for no consideration. The Parties acknowledge that the treatment of the Company Options pursuant to this Section 5.5(a) is intended to comply with the requirements of Section 409A of the Code and the rules and regulations thereunder so as to not be subject to the penalties thereunder.

(b) Prior to the Closing, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that as of immediately prior to the Effective Time, each award of Company RSUs shall be cancelled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, a number of shares of Company Common Stock equal to the number of Company RSUs subject to such award. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Company Common Stock in accordance with the preceding sentence shall be satisfied by the Company withholding from issuance that number of shares of Company Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Company Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate Tax Authority.

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Employee Benefits. The Company shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 2.17(d) of the Company Disclosure Schedule, subject to the provisions of such agreements.

5.7 Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board or the appropriate committee thereof shall take all actions necessary or appropriate, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Milan) with respect to the ESPP to: (i) cause the Offering Period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of this Agreement from commencing participation in the ESPP following the date of this Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the ESPP effective immediately prior to the Effective Time.

5.8 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Milan and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Milan or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Milan or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Milan and the Surviving Corporation, jointly and severally, upon receipt by Milan or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Milan, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the articles of association of Milan with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Milan that are presently set forth in the articles of association of Milan shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Milan, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Milan shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of the Company.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Milan shall fulfill and honor in all respects the obligations of Milan to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Milan’s Organizational Documents and pursuant to any indemnification agreements between Milan and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Milan shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for public limited companies similarly situated to Milan. In addition, the Company shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with the Company’s initial public offering of shares of Company Common Stock).

(e) From and after the Effective Time, Milan shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their enforcement of the rights provided to such persons in this Section 5.8.

(f) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Milan and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Milan or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Milan or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Milan shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.8.

5.9 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.10 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel (to the extent practicable or permissible under applicable Law to delay such disclosure by seeking such advice), that such disclosure is required by applicable Law and, to the extent practicable and permissible under applicable Law, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that, subject to applicable Law, each of the Company and Milan may make (i) any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls and (ii) any disclosure to any other third party, including, without limitation, to employees, customers or vendors of such Party, in each case, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Milan in compliance with this Section 5.10.

5.11 Listing. Milan shall take all reasonable steps within its power necessary to ensure that (i) the Milan Depositary Shares to be issued in the Merger are approved for listing (subject to notice of issuance) on Nasdaq and (ii) the Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger are approved for admission to trading on AIM and satisfy any other requirements of the London Stock Exchange in respect of the Contemplated Transactions, in each case at or prior to the Effective Time. The Company will cooperate with Milan as reasonably requested by Milan with respect to each listing application and promptly furnish to Milan all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11. Milan agrees to pay all Nasdaq and AIM fees associated with any action contemplated by this Section 5.11.

5.12 Legends. Milan shall be entitled to place appropriate legends on the book entries or certificates evidencing any Milan Depositary Shares to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Milan for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for such Milan Depositary Shares.

5.13 Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 5.13 are elected as directors of Milan to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.13 is unable or unwilling to serve as a director of Milan, the Party appointing such Person (as set forth on Schedule 5.13) shall designate a successor (which shall, in case the Company is appointing such Person, be reasonably acceptable to Milan). For the avoidance of doubt the Parties intend, and shall take all necessary corporate action to cause, effective as of the Closing, that (i) the board of directors of each of Milan and the Surviving Corporation shall be expanded to ten persons and (ii) the two vacancies created by such expansion shall be filled by two persons designated by the Company (and reasonably acceptable to Milan) prior to the Closing, each of whom shall meet (A) Milan’s independence criteria and (B) Nasdaq’s independence criteria, each as in effect as of such time.

5.14 Net Cash and Management Accounts. Within fifteen (15) calendar days of the end of each calendar month following the execution of this Agreement, the Company shall provide Milan in writing (i) management accounts, in a form consistent with the monthly management accounts prepared by the Company and delivered to Milan prior to the date of this Agreement, and (ii) a detailed calculation and accounting of Net Cash, calculated in accordance with Section 1.7, which shall be in a form consistent with the sample calculation set forth on Exhibit F. The Company shall, from time to time upon request by Milan, promptly make available its principal financial and accounting officer to discuss any such calculation and accounting with representatives of Milan.

5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities of Company Common Stock) in connection with the Contemplated Transactions, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 CVR and Deposit Agreements. At or prior to the Effective Time, Milan shall cause (i) the CVR Agreement (if applicable, as amended in accordance with the immediately subsequent sentence) to be duly authorized, executed and delivered by Milan and a rights agent selected by Milan with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) the Deposit Agreement to be duly authorized, executed and delivered by and among Milan, the Depositary, and all holders and beneficial owners of Milan Depositary Shares issued thereunder. If the TIGIT Milestone (as defined in the form of the CVR Agreement set forth on Exhibit B) has occurred prior to the Effective Time, then each Party shall reasonably cooperate with the other Party to amend the CVR Agreement accordingly. For the avoidance of doubt, such amendments would delete all TIGIT-related definitions, payment mechanics, covenants and other operative sections and all references to any of the foregoing from the CVR Agreement such that no TIGIT Milestone Payment (as defined in the form of CVR Agreement set forth on Exhibit B) would be payable thereunder.

5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Equityholder Approval. (a) Milan shall have obtained the Required Milan Shareholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

6.4 Listing. The Milan Depositary Shares to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq. The Milan Ordinary Shares underlying the Milan Depositary Shares to be issued in the Merger pursuant to this Agreement shall have been approved for admission to trading on AIM and any other requirements of the London Stock Exchange in respect of the Contemplated Transactions shall have been satisfied.

SECTION 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF MILAN AND MERGER SUB

The obligations of Milan, HoldCo and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Milan, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by this Agreement. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Closing Certificate. Milan shall have received a certificate executed by the chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer) of the Company certifying that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.

7.4 FIRPTA Certificate. Milan shall have received from the Company a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Milan.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6 Net Cash. The Net Cash calculation shall be finally determined in accordance with Section 1.7.

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Milan Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Milan Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) as expressly required or permitted by this Agreement. The representations and warranties of Milan and Merger Sub contained in this Agreement (other than the Milan Fundamental Representations and the Milan Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Milan Material Adverse Effect (without giving effect to any references therein to any Milan Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Milan Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Milan and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received a certificate executed by the chief executive officer and chief financial officer of Milan confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied.

8.4 No Milan Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Milan Material Adverse Effect.

SECTION 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Milan Shareholder Matters by Milan’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Milan and the Company;

(b) by either Milan or the Company if the Merger shall not have been consummated by September 4, 2019 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Milan if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Milan shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Milan or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Milan or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Matters and (ii) the Company Stockholder Matters shall not have been approved at the Company Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by either Milan or the Company if (i) the Milan Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Milan’s shareholders shall have taken a final vote on the Milan Shareholder Matters and (ii) the Milan Shareholder Matters shall not have been approved at the Milan Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Milan Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Milan where the failure to obtain the Required Milan Shareholder Vote shall have been caused by the action or failure to act of Milan and such action or failure to act constitutes a material breach by Milan of this Agreement;

(f) by the Company (at any time prior to the approval of the Milan Shareholder Matters by the Required Milan Shareholder Vote) if a Milan Triggering Event shall have occurred;

(g) by Milan (at any time prior to the approval of the Company Stockholder Matters by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Milan or Merger Sub or if any representation or warranty of Milan or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Milan’s or Merger Sub’s representations and warranties or breach by Milan or Merger Sub is curable by Milan or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Milan or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Milan or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Milan or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Milan or Merger Sub is cured prior to such termination becoming effective); or

(i) by Milan, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Milan is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Milan to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Milan to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.11 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Milan and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Milan or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(f) or Section 9.1(h), (ii) except in the case of a termination by the Company pursuant to Section 9.1(f), at any time after the date of this Agreement and prior to the Milan Shareholder Meeting an Acquisition Proposal with respect to Milan shall have been publicly announced, disclosed or otherwise communicated to the Milan Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 9.1(e), within twelve (12) months after the date of such termination, Milan enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Milan shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,721,193 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated by Milan pursuant to Section 9.1(d), Section 9.1(g) or Section 9.1(i), (ii) except in the case of a termination by Milan pursuant to Section 9.1(g), at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn), and (iii) in the event this Agreement is terminated pursuant Section 9.1(d), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Milan, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,721,193 (the “Milan Termination Fee”).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(f) or Section 9.1(h), Milan shall (in addition to payment of the Company Termination Fee) reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Milan true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, such reimbursement shall be in addition to payment by the Company to Milan of the Milan Termination Fee.

(e) If this Agreement is terminated by Milan pursuant to Section 9.1(g) or Section 9.1(i), the Company shall reimburse Milan for all reasonable out-of-pocket fees and expenses incurred by Milan in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Milan submits to the Company true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, such reimbursement shall be in addition to payment by Milan to the Company of the Company Termination Fee.

(f) If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g) The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Milan or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, equityholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

(h) The Parties intend and shall use all reasonable endeavors to secure that any sum paid under Sections 9.3(b)-9.3(f) (a “Termination Payment”), if paid, being compensatory in nature, shall not be treated for VAT purposes as consideration for a taxable supply. If, however, the Termination Payment is treated by any Tax Authority, in whole or in part, as consideration for a taxable supply, then (i) if it is determined by a Tax Authority to be consideration for a taxable supply in respect of which any recipient of the Termination Payment (or the representative member of the group of which any recipient of the Termination Payment is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the Termination Payment (or the representative member of the group of which the payor is a member) by repayment or credit, the amount of the Termination Payment shall be increased to such amount so that the amount of the relevant fee (including any amount in respect of VAT) less the amount of such repayment or credit equals the amount of the Termination Payment had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the Termination Payment shall, to that extent, be VAT inclusive; and (ii) if a Tax Authority determines that VAT is due from the payor of the Termination Payment (or the representative member of the group of which the payor is a party) under the reverse charge mechanism or under any similar mechanism outside the European Union, to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the group of which the payor is a member) by repayment or credit, the amount of the Termination Payment shall be reduced to such amount so that the aggregate of the Termination Payment and such irrecoverable reverse charge VAT equals the amount of the relevant fee had no such irrecoverable reverse charge VAT arisen. Such adjusting payment as may be required between the Parties to give effect to this Section 9.3(h) shall be made five (5) Business Days after the date on which the determination by the Tax Authority has been communicated to the party required to make the payment (together with such evidence of it as is reasonable in the circumstances to provide and, where subparagraph (i) applies, together with the provision of a valid VAT invoice) or, if later (in the case of subparagraph (i)) five (5) Business Days after the VAT is recovered or (in the case of subparagraph (ii)) five (5) Business Days before the VAT is required to be accounted for.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Milan and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub, HoldCo and Milan at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Milan Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s equityholders, no amendment shall be made which by law requires further approval of such equityholders without the further approval of such equityholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub, HoldCo and Milan.

10.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Milan, HoldCo or Merger Sub:

c/o Mereo BioPharma Group plc

4th Floor, 1 Cavendish Place

London WIG 0QF

Attention: Chief Executive Officer and Legal

Email: dsk@mereobiopharma.com; legal@mereobiopharma.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty, Leo Borchardt and Michael Davis

Email:    simon.witty@davispolk.com; leo.borchardt@davispolk.com;

               michael.davis@davispolk.com

if to the Company:

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, California 94063

Attention: Chief Executive Officer and Legal

Email: john.lewicki@oncomed.com; legal@oncomed.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax: (650) 463-2600

Attention: Alan Mendelson, Chad Rolston and Richard Butterwick

Email:    alan.mendelson@lw.com; chad.rolston@lw.com;

               richard.butterwick@lw.com

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that the Company Disclosure Schedule or Milan Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Milan Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2) calendar days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
Name: Denise Scots-Knight
Title: Chief Executive Officer

MEREO US HOLDINGS INC.

By:	/s/ Richard Jones
Name: Richard Jones
Title: Secretary

MEREO MERGERCO ONE INC.

By:	/s/ Richard Jones
Name: Richard Jones
Title: Secretary

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ John A. Lewicki
Name: John A. Lewicki, Ph.D.
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

a) For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Milan, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Milan or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

For the avoidance of doubt, a licensing transaction shall not be considered an Acquisition Transaction.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“AIM” means the Alternative Investment Market operated by the London Stock Exchange.

“AIM Rules” means the rules for AIM companies published by the London Stock Exchange and the rules of nominated advisers to AIM companies published by the London Stock Exchange.

“Business Day” means any day other than a day on which banks in the United Kingdom or the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former director, officer or employee of, or independent contractor or consultant to, the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(d).

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(c), 2.2, 2.3, 2.4 and 2.20.

“Company IP Rights” means all Intellectual Property owned, licensed to, or controlled by the Company that is necessary for or used in the operation of the business of the Company as presently conducted.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration statement or filing by the Company relating to the Company IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) any change in the share price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to any change in share price or trading volume of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (d) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.2(b) of the Company Disclosure Schedule; (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (f) any change in GAAP or applicable Law or the interpretation thereof; or (g) general economic or political conditions or conditions generally affecting the industries in which the Company operate; except, in each case with respect to clauses (e), (f) and (g), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company RSUs” means restricted stock units that represent the right to receive future shares of Company Common Stock pursuant to any Company Plan.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (b) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; or (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4 or any action required to be taken by the Company pursuant to the DGCL).

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2018, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2018, as filed with the SEC.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 3, 2018, between the Company and Milan.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Deposit Agreement” means the deposit agreement for the Milan Depositary Shares in a form reasonably acceptable to Milan and the Company, to be entered into among Milan, the Depositary, and the holders and beneficial owners of Milan Depositary Shares issued thereunder, as may be amended from time to time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 1.5(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Adjusted Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Company Adjusted Merger Shares” means the sum of an amount equal to the number of Company Unadjusted Merger Shares:

•	if Final Net Cash is equal to or greater than Company Target Net Cash, plus an amount that is the quotient determined by dividing the Company Closing Cash Variance by the Milan Dollar VWAP;

•

if Final Net Cash is less than Company Target Net Cash, but equal to or greater than the Company Target Net Cash Collar, minus an amount that is the quotient determined by dividing the Company Closing Cash Variance by the Milan Dollar VWAP; or

•

if Final Net Cash is less than the Company Target Net Cash Collar, minus the sum of (1) 455,928 and (2) an amount that is the quotient determined by dividing (a) the Company Missed Target Variance by (b) the product determined by multiplying (x) the Milan Dollar VWAP by (y) the Company Missed Target Percentage.

•	“Company Allocation Percentage” means 0.25.

•	“Company Closing Cash Variance” means the absolute sum of (i) Final Net Cash minus (ii) Company Target Net Cash.

•	“Company Missed Target Percentage” means 0.50.

•	“Company Missed Target Variance” means the absolute sum of (i) Final Net Cash minus (ii) Company Target Net Cash Collar.

•

“Company Outstanding Shares” means, subject to Section 1.5(e), the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis (excluding each Underwater Option) and assuming, without limitation or duplication, (i) the settlement in shares of each Company Option (other than each Underwater Option) and Company RSU outstanding as of the Effective Time pursuant to Section 5.5, solely to the extent that such Company Options are not exercised prior thereto and (ii) the issuance of Company Common Stock in respect of all other options (other than each Underwater Option), warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time.

•	“Company Target Net Cash” means $38,000,000.

•	“Company Target Net Cash Collar” means $36,500,000.

•

“Company Unadjusted Merger Shares” means the sum of (i) an amount that is the quotient determined by dividing the number of Milan Outstanding Shares by the Milan Allocation Percentage minus (ii) an amount equal to the number of Milan Outstanding Shares.

•	“Milan Allocation Percentage” means 1.00 minus the Company Allocation Percentage.

•	“Milan Dollar VWAP” means $3.29.

•	“Milan Outstanding Shares” means, subject to Section 1.5(e), the total number of Milan Ordinary Shares issued and outstanding immediately prior to the Effective Time.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax Authority); or (d) self-regulatory organization (including Nasdaq and the London Stock Exchange).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HoldCo Board” means the board of directors of HoldCo.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor board or agency, as adopted by the European Union, and the IFRS Interpretation Committee interpretations thereof.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Milan, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the chief executive officer or chief operating officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq, the Financial Industry Regulatory Authority, the London Stock Exchange or the UK Takeover Panel).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“London Stock Exchange” means London Stock Exchange plc.

“Merger Sub Board” means the board of directors of Merger Sub.

“Milan Affiliate” means any Person that is (or at any relevant time was) under common control with Milan within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Milan Associate” means any current or former employee, independent contractor, officer or director of Milan or any of its Subsidiaries.

“Milan Board” means the board of directors of Milan.

“Milan Capitalization Representations” means the representations and warranties of Milan and Merger Sub set forth in Sections 3.6(a) and 3.6(d).

“Milan Contract” means any Contract: (a) to which Milan or any of its Subsidiaries is a Party; (b) by which Milan or any of its Subsidiaries or any Milan IP Rights or any other asset of Milan or its Subsidiaries is or may become bound or under which the Milan or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Milan or any of its Subsidiaries has or may acquire any right or interest.

“Milan Fundamental Representations” means the representations and warranties of Milan and Merger Sub set forth in Sections 1.1(a), 3.1(c), 3.2, 3.3, 3.4 and 3.20.

“Milan IP Rights” means all Intellectual Property owned, licensed to, or controlled by Milan or any of its Subsidiaries that is necessary for or used in the operation of the business of Milan and its Subsidiaries as presently conducted.

“Milan Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Milan Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Milan and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Milan Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration statement or filing by Milan relating to the Milan IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) any change in the share price or trading volume of Milan Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in share price or trading volume of Milan Ordinary Shares may be taken into account in determining whether a Milan Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (d) the taking of any action, or the failure to take any action, by Milan that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.1(b) of the Milan Disclosure Schedule; (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (f) any change in IFRS or applicable Law or the interpretation thereof; (g) general economic or political conditions or conditions generally affecting the industries in which Milan and its Subsidiaries operate; or (h) any change in the cash position of Milan and its Subsidiaries which results from operations in the Ordinary Course of Business; except, in each case with respect to clauses (e), (f) and (g), to the extent disproportionately affecting Milan and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Milan and its Subsidiaries operate.

“Milan Options” means options or other rights to purchase Milan Ordinary Shares issued by Milan.

“Milan Ordinary Shares” means the ordinary shares, £0.003 par value per share, of Milan.

“Milan Registered IP” means all Milan IP Rights that are owned or exclusively licensed by Milan that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Milan Share Plans” means (i) the Milan Share Option Scheme adopted by the Milan Board on 4 March 2016 (as amended by the Milan Board on 4 April 2017), (ii) the Milan Share Option Scheme adopted by the Milan Board on 8 July 2015, (iii) the Milan Long Term Incentive Plan adopted by the Milan Board on 4 March 2016 and (iv) the Milan Deferred Bonus Share Plan adopted by the Milan Board on 4 March 2016.

“Milan Shareholder Support Agreements” shall have the meaning set forth in the recitals.

“Milan Triggering Event” shall be deemed to have occurred if: (a) Milan shall have failed to include in the Proxy Statement the Milan Board Recommendation; (b) the Milan Board or any committee thereof shall have made a Milan Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; or (c) Milan shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4 or any action required to be taken by Milan pursuant to the UK City Code).

“Milan Unaudited Interim Balance Sheet” means the consolidated balance sheet included in the unaudited interim results of Milan for the six month period ended June 30, 2018.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” shall mean the sum of (a) the sum of (without duplication) in each case as of the Cash Determination Time, (i) the Company’s unrestricted cash and cash equivalents, marketable securities and other short term investments (including any accrued cash interest thereon), accounts receivable, interest and other receivables (including tax receivables), deposits (short term and long term), prepaid expenses and other prepaid assets, in each case, (A) excluding (1) any assets held for resale, (2) any D&O tail policy purchased by the Company as referred to in Section 5.8(d), (3) any outstanding letters of credit and (4) any prepaid asset in respect of severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any Company Associate who is not a Retained Employee), and (B) as determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and the Company’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Company SEC Documents filed prior to the date hereof, and (ii) expenses paid, or liabilities incurred, prior to Closing, that are approved in writing (without conditions) to be paid to the Company pursuant to any directors’ and officers’ insurance policy, minus (b) the sum of (without duplication) in each case as of the Cash Determination Time (i) the Company’s accounts payable and accrued liabilities and expenses, including accrued clinical liabilities and expenses solely with respect to services rendered prior to the Effective Time, and the Company’s other liabilities (short term and long term), in each case, (A) excluding any liabilities in respect of current and long term deferred revenue or deferred rent, any accrued liabilities in respect of paid time off or vacation for any Retained Employee, and any clinical liabilities or expenses in respect of services to be rendered following the Effective Time and (B) determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and the Company’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Company SEC Documents filed prior to the date hereof, (ii) any amounts that are owed by the Company to current or former employees, officers or directors pursuant to any indemnification, contribution or similar obligations (whether under an indemnification agreement or otherwise), (iii) any outstanding indebtedness of the Company, (iv) any notice, termination or consent payments, fines or other payments to be made by the Company in order to terminate any existing Contract to which the Company is a party and which termination is expressly required by the terms of this Agreement or to effect the Contemplated Transactions, (v) any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, (v) all accrued and unpaid Taxes of the Company (estimated with respect to current Tax liabilities), (vi) any unpaid amounts payable by the Company to purchase the D&O tail policy referred to in Section 5.8(d) and (vii) any severance, termination, bonus, change in control, dependent care, medical care, or other similar expenses relating to any Company Associate who is not a Retained Employee, plus (c) the aggregate amount of expenditures made by the Company between the date of this Agreement and the Cash Determination Time that are contemplated under the heading “Net Cash Expenditures” in the budget set forth on Section B of the Company Disclosure Schedule; provided, that in no event shall any expenditures exceeding the amounts set forth under the column entitled “Q1’19” of such budget be included for purposes of this clause (c). A sample calculation of Net Cash as of September 30, 2018 is set forth on Exhibit F for illustrative purposes only.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Milan, such actions taken in the ordinary course of its normal operations and consistent with its past practices (which, in the case of the Company, shall include the potential wind down of its operations).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub, HoldCo and Milan.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Milan Unaudited Interim Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Milan, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Retained Employee” means any Company employee or consultant identified on Schedule C of the Company Disclosure Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Milan Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Milan’s shareholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (a “Tax Authority”) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“UK Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“UK City Code” means the UK City Code on Takeovers and Mergers, as it may be amended from time to time and any successor legislation thereto.

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere.

b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	2.17(n)
Accounting Firm	1.7(e)
Anticipated Closing Date	1.7(a)
Capitalization Date	3.6(a)(a)
Cash Determination Time	1.7(a)
Certificate of Merger	1.3
Term	Section
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Adverse Recommendation Change	5.2(c)
Company Board Recommendation	5.2(a)
Company Certifications	2.7(a)
Company Common Stock	2.6(a)
Company Disclosure Schedule	Section 2
Company Employee Plan	2.17(d)
Company Material Contract	2.13
Company Permits	2.14(b)

Term	Section
Company Plans	2.6(c)
Company Preferred Stock	2.6(a)
Company Product Candidates	2.14(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.14(d)
Company SEC Documents	2.7(a)
Company Stock Certificate	1.6
Company Stockholder Matters	5.2(a)
Company Stockholder Meeting	5.2(a)
Company Stockholder Support Agreements	Recitals
Company Termination Fee	9.3(b)
Costs	5.8(a)
CVR Agreement	Recitals
D&O Indemnified Party	5.8(a)
Delivery Date	1.7(a)
Depositary	1.8(a)
Dispute Notice	1.7(b)
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.14(c)
Effective Time	1.3
End Date	9.1(b)
ESPP	2.6(c)
Exchange Agent	1.8(a)
FDA	2.14(c)
FDCA	2.14(c)
Final Net Cash	1.7(c)
Form F-4	5.1(a)
GAAP	2.7(b)
HoldCo	Preamble
Grant Date	2.17(d)
Liability	2.9
MAR	3.7(a)
Merger	Recitals

Term	Section
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Milan	Preamble
Milan Board Adverse Recommendation Change	5.3(b)
Milan Board Recommendation	5.3(b)
Milan CVR	Recitals
Milan Depositary Share	Recitals
Milan Disclosure Schedule	Section 3
Milan Employee Plan	3.17(c)
Milan Material Contract	3.13
Milan Permits	3.14(b)
Milan Product Candidates	3.14(d)
Milan Regulatory Permits	3.14(d)
Milan Real Estate Leases	3.11
Milan Regulatory Documents	3.7(a)
Milan Regulatory Permits	3.14(d)
Milan Shareholder Matters	5.3(a)
Milan Shareholder Meeting	5.3(a)
Milan Shareholder Support Agreements	Recitals
Milan Termination Fee	9.3(c)
Net Cash Bridge	1.7(a)
Net Cash Calculation	1.8(a)
Net Cash Schedule	1.8(a)
Notice Period	5.2(c)
Pre-Closing Period	4.1(a)
Proxy Statement	5.1(a)
Registration Statement	5.1(a)
Required Company Stockholder Vote	2.4
Required Milan Shareholder Vote	3.4
Response Date	1.7(b)
RIS	3.7(a)
Share Consideration	1.5(a)(ii)
Share Consideration Cap	1.5(a)(ii)
Surviving Corporation	1.1
Termination Payment	9.3(h)
Total Share Consideration	1.5(a)(ii)